Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

D-Wave Quantum Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.0001 par value	457(c)	35,000,000	$1.13(1)	$39,550,000	$0.0001102	$4,358.41
	Total Offering Amounts					$39,550,000
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$4,358.41

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of Common Stock as reported on February 9, 2023, which was approximately $1.13 per share.